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Exhibit 99.3

EXECUTION COPY

EMPLOYMENT AGREEMENT

BY AND BETWEEN

METROMEDIA INTERNATIONAL GROUP, INC.

AND

BRYCE DEAN ELLEDGE

OCTOBER 6, 2003

Table of Contents

1.	EMPLOYMENT	1
2.	COMPENSATION AND BENEFITS	2
3.	CONFIDENTIAL INFORMATION	3
4.	RIGHTS TO INVENTIONS AND LICENSES	5
5.	COVENANTS NOT TO COMPETE	6
6.	ESSENTIAL COVENANTS	7
7.	TERMINATION	8
8.	CHANGE OF CONTROL	11
9.	INDEMNIFICATION	14
10.	NOTICE	14
11.	ASSIGNMENT AND SUCCESSORS	15
12.	REPRESENTATIONS AND WARRANTIES	15
13.	OTHER TERMS	15
EXHIBIT A—CONFIDENTIAL GENERAL RELEASE		1
1.	GENERAL RELEASE	1
2.	OTHER TERMS	1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") is entered into on October 6, 2003 and shall be effective as of October 1, 2003 (the "Effective Date") by and between:

  Metromedia International Group, Inc., A Delaware Corporation (together with its successors and assigns the "Company"); and

  Bryce Dean Elledge (the "Executive" and with the Company each a "Party" and together the "Parties").

RECITALS

WHEREAS, the Executive has been employed by the Company since March 18, 2002 ("Start Date") and desires to remain so employed, and the Company wishes to continue to employ Executive to render such services; and

WHEREAS, the Company and the Executive desire to set forth the terms and conditions under which the Executive is employed by the Company and upon which the Company shall compensate the Executive.

NOW, THEREFORE, in consideration of the premises and promises contained herein, the Parties agree as follows.

1.     EMPLOYMENT

1.01
Position and Duties

  The Company hereby employs the Executive under this Agreement, and the Executive hereby accepts such employment, as Vice President of Finance, Chief Accounting Officer ("CAO"). As CAO, the Executive shall have authorities and responsibilities that are customarily associated with such position in a company of the size and nature of the Compan. In connection with his employment by the Company, he shall perform such duties and services of an executive and administrative character as are consistent with the position of CAO and as are assigned to him from time to time by the Chief Financial Officer ("CFO") or the Chief Executive Officer ("CEO"). Executive may be required from time to time to serve in additional roles and capacities on behalf of the Company or any entity that directly or indirectly controls, is controlled by, or is under common control with, the Company (an "Affiliate") not materially inconsistent with his position as CAO within the Company, including serving on the Board of Directors of such entities, and for which Executive shall not be entitled to any additional compensation (collectively, the "Services"). The Executive shall report and be responsible to the CFO.

1.02
Work Location

  The Executive shall be principally based in the Company's headquarters office in Charlotte, North Carolina (or such other place as the Parties may mutually agree).

1.03
Term

  The term of employment hereunder shall commence on the Effective Date and shall continue on the terms and conditions contained herein until terminated by either Party in accordance with Sections 7 or 8 (the "Term"). For purposes of this Agreement, the initial three (3) years following the Effective Date shall be referred to as the "Initial Term".

1.04
Performance

  The Executive agrees to devote substantially all his business time and business effort, energies and skills to the performance of the Services (except for vacations and periods of illness or incapacity). Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from:

  (a)
  Serving, with the approval of the Board of Directors, on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations; provided, however, that Executive need not obtain such approval to serve on the Board of Directors of an Affiliate;

  (b)
  Engaging in charitable activities and community affairs; and

  (c)
  Managing his personal investments and affairs;

  provided, however, that such activities do not constitute a conflict of interest and do not interfere with the proper performance of his duties and responsibilities to the Company.

1.05
Business Expenses

  It is understood that the Executive will from time to time incur reasonable expenses in connection with the Services performed hereunder; including, without limitation, expenses for entertainment, travel, hotel accommodations and similar items. The Company shall reimburse the Executive in a timely manner, pursuant to procedures applicable to senior executives of the Company generally, for all such expenses upon Executive's presentation of an itemized written accounting thereof, together with such vouchers and other verifications, as the Company may reasonably require.

1.06
Travel

  The Company may require the Executive to travel from time to time and for reasonable periods of time both within and outside the United States in connection with his performance of the Services.

2.     COMPENSATION AND BENEFITS

2.01
Base Salary

  In consideration of his performance of the Services, the Executive shall receive an annual base salary of Two Hundred Thousand Dollars United States (US$200,000) ("Base Salary"), payable by the Company in accordance with the Company's normal payroll policies applicable to senior executives generally. The Base Salary shall not be decreased during the Term. Nothing contained herein shall, however, obligate the Company to increase Executive's Base Salary at any time.

2.02
Bonus

  In addition to his Base Salary, the Executive may be eligible to receive a discretionary bonus (a "Bonus"). Nothing contained herein shall, however, obligate the Company to pay to Executive a Bonus.

2.03
Compensation Committee Review

  The Executive's compensation arrangements shall be subject to review and approval by the Compensation Committee of the Board of Directors before implementation.

2.04
Additional Compensation

  During the term of Executive's employment, the Executive may be eligible for additional and other compensation and incentives at a level, and on terms and conditions that are commensurate with his position and responsibilities.

2.05
Vacation

  Executive shall be eligible for up to twenty-five (25) paid vacation days per calendar year, which shall be accrued in equal parts by Executive on a monthly basis. Vacation days will be forfeited if not used during the calendar year in which they are earned.

2.06
Welfare and Pension Benefits

  Subject to and in accordance with the terms and conditions of the applicable plan, program or policy, the Executive shall be eligible to participate in all welfare and pension benefit programs made available to senior executives of the Company generally; including without limitation, the Company's group insurance program, including life, accidental death and dismemberment, disability, hospitalization, dental and health benefits and 401k and other retirement programs generally. Nothing contained herein shall obligate the Company to adopt, maintain or continue any particular welfare and/or pension benefit program.

2.07
No Trigger of Excise Tax

  It is the intention of the Company and the Executive that the payment of compensation and/or benefits to Executive under this Agreement or any other agreement or compensation arrangement with Executive shall not trigger imposition of the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Excise Tax"). Thus, Executive agrees that, as applicable, the Company shall reduce any such payment and/or provision of benefits solely to the extent necessary to avoid triggering imposition of the Excise Tax.

3.     CONFIDENTIAL INFORMATION

3.01
Definition of Confidential Information

  "Confidential Information" is used herein to mean any information that pertains to or is in any way connected with the Company or an Affiliate, including explicitly and without limitation any such information created or discovered by the Executive during the Term. Confidential Information shall include but not be limited to items set forth in clauses (a) through (d) immediately following.

  (a)
  Business plans, trade secrets, processes, formulas, data, know-how, inventions, improvements, techniques, plans, strategies, forecasts, contracts, agreements, employee lists, customer lists and suppliers lists.

  (b)
  Information and data pertaining to any aspect of the Company's or any Affiliate's developmental, financial, technical, marketing, sales or operating activities, or to the Company's or any Affiliate's organization, results, performance, costs, revenues, procedures, processes, systems or employees.

  (c)
  Computer programs and data bases and any information pertinent to the design or operation of computer programs and data bases acquired, developed, sold or used by the Company or any Affiliate or its employees; and information or data pertinent to any programming techniques or processes connected with these computer programs or data bases.

  (d)
  Documentation, samples, models or prototypes, or parts thereof developed by or in conjunction with any marketing, sales or operational program undertaken by the Company or any Affiliate.

  Without limitation to the foregoing, information or data shall be considered as Confidential Information in connection herewith whenever the confidential or proprietary status of the information or data is indicated orally or in writing by the disclosing party, or in any context in which the disclosing party reasonably communicated or the receiving party should reasonably have understood that the information or data should be treated as confidential, whether or not the specific words "confidential" or "proprietary" are used.

3.02
Executive's Acknowledgement of Confidential Information

  The Executive acknowledges that:

  (a)
  He holds a senior management position with the Company and, in connection with his performance of the Services, he will acquire and make use of Confidential Information;

  (b)
  Such Confidential Information constitutes a unique and valuable asset of the Company;

  (c)
  Maintenance of the proprietary character of the Confidential Information, to the full extent feasible, is important to the Company;

  (d)
  The Confidential Information is sufficiently secret as to derive economic value from not being generally known to others who could obtain economic value from its disclosure or use; and

  (e)
  The Confidential Information is currently the subject of efforts by the Company to maintain its secrecy or confidentiality.

3.03
Executive Covenants Regarding Confidential Information

  In order to protect the Confidential Information, the Executive agrees and covenants to perform as set forth in clauses (a) through (c) immediately following.

  (a)
  The Executive shall hold the Confidential Information that is within his personal control in strictest confidence and shall not use or disclose such Confidential Information for so long as any such Confidential Information may remain confidential, secret or otherwise wholly or partially subject to protection, except:

  (i)
  In connection with his performance of the Services;

  (ii)
  As required by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order the Executive to divulge, disclose or make accessible such information, provided, however, Executive shall promptly provide notice of a request for same to the Company;

  (iii)
  In confidence to an attorney for the purpose of obtaining legal advice; or

  (iv)
  If such Confidential Information becomes generally known to the public or trade without Executive's breach of this Section 3.

  (b)
  The Executive shall take all reasonable and appropriate steps to:

  (i)
  Safeguard any Confidential Information within his personal control for so long as any such Confidential Information may remain confidential, secret or otherwise wholly or partially subject to protection, and

  (ii)
  Protect it against disclosure, misuse, espionage, loss and theft.

  (c)
  The Executive shall return to the Company upon termination of employment all materials then in his possession, custody or control belonging to the Company, including all Confidential Information that is in tangible form and that has come into his possession during his employment with the Company; provided, however, that nothing shall prevent the Executive's retaining personal correspondence files, personal diaries, calendars and rolodexes or information relating to compensation, equity positions or reimbursement of expenses, information he reasonably believes to be needed for tax purposes, or copies of plans, programs, agreements and arrangements relating to his employment, and other comparable materials.

4.     RIGHTS TO INVENTIONS AND LICENSES

4.01
Rights to Prior Inventions

  The Executive represents that there are no inventions, original works of authorship, developments, improvements and trade secrets made by the Executive prior to the Effective Date (collectively referred to as "Prior Inventions"), which belong solely to the Executive or belong to the Executive jointly with another, which relate in any way to any of the Company's actual or proposed businesses, products or research and development and which are not assigned to the Company hereunder. If, in the course of Executive's employment with the Company, the Executive incorporates into a product, service or process of the Company a Prior Invention owned by the Executive or in which the Executive has an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, service or process.

4.02
Assignment of Rights to Inventions

  The Executive agrees to promptly make full written disclosure to the Company and to hold in trust for the sole right and benefit of the Company any and all inventions, original works of authorship, developments, concepts, know-how, improvements and trade secrets, whether or not patentable or subject to registration under copyright or similar laws, which the Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the course of his employment with the Company that:

  (a)
  Relate at the time of conception or development to the actual or demonstrably proposed business or research and development activities of the Company;

  (b)
  Result from or relate to any work performed for the Company, whether or not during normal business hours;

  (c)
  Are developed on Company work time; or

  (d)
  Are developed through the use of Confidential Information or the Company's equipment, software or other facilities or resources (items (a) through (d) being collectively referred to herein as "Inventions").

  The Executive hereby assigns to the Company or its designee all of the Executive's right, title and interest throughout the world in and to all Inventions, and the Executive acknowledges that all Inventions are "works made for hire" (to the greatest extent permitted by applicable law) and are fully compensated by the Executive's Base Salary, unless regulated otherwise by law.

4.03
Maintenance of Records

  The Executive agrees to keep and maintain adequate and current written records of all Inventions made by the Executive (solely or jointly with others) during the course of his employment with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks and any other format. The records will be available to and remain the sole property of the Company at all times. The Executive agrees not to remove such records from the Company's place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company's business.

4.04
Patents and Copyrights

        The Executive agrees to assist the Company or its designee, at the Company's expense, in every way to secure the Company's rights in the Inventions and any copyrights, patents, trademarks,

mask-work rights, moral rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordings and all other documents and instruments which the Company shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Inventions and any copyrights, patents, mask-work rights or other intellectual property rights relating thereto. The Executive further agrees that the obligation to execute or cause to be executed any such documents and instruments shall continue after the termination of Executive's employment with the Company until the expiration of the last such intellectual property right to expire in any country of the world. If the Company is unable, because of the Executive's mental or physical incapacity or unavailability for any other reason, to secure the Executive's signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions assigned to the Company as set forth above, then the Executive hereby irrevocably designates and appoints the Company (through its duly authorized officers and agents) as the Executive's agent and attorney in fact, to act for and on the Executive's behalf, to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or copyright registrations thereon with the same legal force and effect as if originally executed by the Executive. The Executive hereby waives and irrevocably quitclaims to the Company any and all claims, of any nature whatsoever, which the Executive now or hereafter has for infringement of any and all proprietary rights assigned to the Company.

5.     COVENANTS NOT TO COMPETE

5.01
Non-Competition

  During the Term and for a period of one (1) year following the termination of this Agreement for any reason (the "Restricted Period"), the Executive shall not by or for himself or as the agent of another, except an Affiliate, or through others as his agent:

  (a)
  Promote, sell, lease, license or distribute products, services or processes in material competition with products, services or processes of the Company that were in existence, or under development during Executive's employment with the Company;

  (b)
  Except as otherwise permitted by this Agreement, own, manage, operate, be compensated by, participate in, render advice to, or have any interest in any other business that designs, produces, sells or distributes products, services or processes in material competition with products, services or processes of the Company that were in existence, or under development during Executive's employment by the Company; or

  (c)
  Intentionally interfere with any material business relationship of the Company (except in connection with performing the Services) or publicly disparage the name or reputation of the Company or intentionally take any action intended to bring the Company into public ridicule or disrepute.

5.02
Non-Interference

  During the Restricted Period, the Executive shall not (except in connection with the Services) by or for himself, or as the agent of another, except an Affiliate, or through others as his agent, directly or indirectly:

  (a)
  Solicit business from customers or suppliers of the Company with respect to products, services or processes of the Company that were in existence, or under development during Executive's employment with the Company, or request, induce or advise customers or suppliers of the Company to withdraw, curtail or cancel their business with the Company; or

  (b)
  Solicit for employment or employ, other than at the Company or an Affiliate, any person who at such time is, or within six (6) months previously was an employee of the Company or request any employee to leave the employ of the Company.

5.03
Duration of Effectiveness

  If the Executive violates any of the restrictive covenants set forth in this Section 5, the Company shall not, as a result of the time involved in obtaining relief, be deprived of the benefit of the full period of such restrictive covenant. Accordingly, each restrictive covenant shall remain in effect not only for the duration specified in Sections 5.01 and 5.02, hereof, but also for an additional period equal in length to the period during which the Executive remained in violation of such covenant.

5.04
Reasonable Duration and Scope

  The Parties agree and acknowledge that the duration and scope applicable to the restrictive covenants described in this Section 5 are fair, reasonable and necessary, that adequate compensation has been received by the Executive for such covenants, and that these covenants do not prevent the Executive from earning a livelihood. If, however, for any reason any court or arbitrator determines that the restrictions in this Section 5 are not reasonable, that consideration is inadequate or that the Executive has been prevented from earning a livelihood, the Parties agree that such restrictions are intended to be divisible and severable and that such restrictions shall be interpreted, modified or rewritten to include as much of the duration, geographic area and scope identified in this Section 5 as will render such restrictions valid and enforceable.

5.05
Limitation on Restrictions

  Nothing herein shall prohibit the Executive from:

  (a)
  Owning in the aggregate not more than two percent (2%) of the outstanding stock of any corporation which is publicly traded, so long as the Executive has no active participation in the business or management of such corporation; or

  (b)
  Having a passive investment as a shareholder, limited partner or other venturer with no active participation in the business or management of a non-public corporation, limited partnership or venture, in either case that may be in competition with the business of the Company as provided in Section 5.01 and 5.02 above.

6.     ESSENTIAL COVENANTS

  The Executive acknowledges that he has carefully read and considered the terms and provisions of Sections 3, 4 and 5 and knows them to be essential to induce the Company to enter into this Agreement and that any breach of such terms and provisions would result in serious and irreparable injury to the Company. The Executive further acknowledges that the Company's business interests protected thereby are substantial and legitimate. Therefore, in the event of a breach by the Executive of any such terms or provisions, the Company shall be entitled to equitable relief against the Executive by way of injunction (in addition to, but not in substitution for, any and all other relief to which the Company may be entitled at law or in equity) to restrain the Executive from such breach and to compel compliance by the Executive with his obligations hereunder. The Company shall also be entitled to seek a protective order to ensure the continued confidentiality of its trade secrets and proprietary information.

7.     TERMINATION

7.01
Death

  The Executive's employment hereunder shall terminate upon his death. In the event of the termination of the Executive's employment due to his death, the Executive's spouse or estate, whichever is applicable, shall have the entitlements that apply in accordance with Section 7.07 below.

7.02
Disability

  The Company may terminate the Executive's employment hereunder for Disability (as defined below) by giving notice to the Executive of its intention to terminate his employment for Disability and the Executive's employment hereunder shall terminate at the end of the month following the month in which such notice was given. For purposes of this Agreement, "Disability" shall mean the Executive has been unable, owing to physical or mental incapacity, with or without a reasonable accommodation substantially to perform his duties and responsibilities under this Agreement for a period of one-hundred twenty (120) consecutive days or one-hundred eighty (180) days during any twelve (12) month period. In the event of the termination of the Executive's employment for Disability, the Executive shall have the entitlements that apply in accordance with Section 7.07 below.

7.03
Resignation

  The Executive may terminate his employment hereunder at any time upon sixty (60) days' prior written notice to the Company. A voluntary termination of employment under this Section 7.03 shall not be deemed a breach of this Agreement. At any time during such sixty-day notice period, the Company may terminate the Executive's employment hereunder. In the event of such termination of employment, the Executive shall have the entitlements that apply in accordance with Section 7.07 below through the termination date.

7.04
Termination without Cause

  Upon a vote of a majority of the members of the Board of Directors, the Company may terminate the Executive's employment hereunder (other than a termination for Cause in accordance with Section 7.06 or a termination for Disability in accordance with Section 7.02) upon thirty (30) days' prior written notice. In the event of such termination of employment, the Executive shall have the entitlements that apply in accordance with Sections 7.07 and 7.08 below.

7.05
Termination for Good Reason

  The Executive may terminate his employment hereunder upon thirty (30) days' prior written notice for Good Reason. For purposes of this Agreement, "Good Reason" shall mean termination by the Executive of his employment hereunder upon written notice given to the Company within thirty (30) days following his learning of the occurrence, without his written consent, of any of the events or circumstances described in clauses (a) through (d) immediately following.

  (a)
  A material diminution occurs in the Executive's duties or authorities, or he is assigned duties or authorities that are materially inconsistent with his then current duties or authorities or that materially impair his ability to function as CAO.

  (b)
  Any reduction is made in the Executive's then current Base Salary or any material diminution is made to the benefits provided to him under this Agreement or to the Company's benefit plans or the perquisites enjoyed by him; provided, however, that such reduction or diminution will not be deemed Good Reason if:

    (i)
    It occurs as part of an across-the-board reduction applied to all senior executives of the Company generally and approved by a majority of the Continuing Directors (as defined hereinafter); and

    (ii)
    It is applied to the Executive in substantially the same proportions as applied to all other senior executives of the Company.

  (c)
  A change in the reporting structure is made so that the Executive no longer reports directly to the CFO and/or the CEO.

  (d)
  The Company fails to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the business and assets of the Company within fifteen (15) days after a merger, consolidation, sale or similar transaction.

  The occurrence of one or more of the circumstances described in clauses (a) through (d) of this Section 7.05 as a result of a termination pursuant to Sections 7.01, 7.02, 7.03, 7.04 or 7.06 shall not be a basis for a termination by Executive for Good Reason. There shall be no termination by Executive for Good Reason without prior written notice from the Executive describing the basis for the termination and the Company's having thirty (30) days in which to cure such basis. If the Company intends to cure, it shall give the Executive written notice of such intent no less than fifteen (15) days before the expiration of such 30-day period and shall bring into effect such cure within the remainder of the 30-day period. In the event of such termination of employment, the Executive will have the entitlements that apply in accordance with Sections 7.07 and 7.08.

7.06
Termination for Cause

  Notwithstanding any other provision of this Agreement, the Company may at any time terminate the Executive's employment hereunder for Cause in accordance with the provisions of this Section 7.06. For purposes of this Agreement, the term "Cause" shall mean:

  (a)
  The Executive pleading no lo contendere to or being convicted of a felony;

  (b)
  The Executive engaging in conduct constituting breach of fiduciary duty, fraud, willful misconduct or gross negligence relating to the Company or the performance of the Executive's duties;

  (c)
  The Executive failing to follow a reasonable and lawful written directive of the CFO, the CEO or the Board of Directors within the scope of the Executive's duties (which shall be capable of being performed by the Executive with reasonable effort);

  (d)
  The Executive's continued failure to perform the Executive's material duties as CAO;

  (e)
  In connection with his employment or the performance of the Services, the Executive knowingly or willfully exceeding the authority that has been granted to him by the Board of Directors; or

  (f)
  The failure of the Executive, after receipt of written notice from the Company to correct, cease or otherwise alter any insubordination, failure to comply with lawful instructions, or omission to lawfully act that in the reasonable opinion of the Company may materially and adversely affect the Company's business or operations.

  Prior to terminating Executive's employment with Cause, the Company shall provide Executive with thirty (30) days' prior written notice of the grounds for the proposed termination. If the grounds for termination are subject to cure, the Executive shall have fifteen (15) days after receiving such notice in which to cure such grounds to the extent such cure is possible. Executive may be relieved of his duties at the Company's discretion (i) at any time during the notice period if no cure is possible, or (ii) upon expiration of the cure period should Executive fail to cure. If no cure is possible or Executive has failed to cure, Executive's employment shall terminate upon the 30th day following notice of termination. In the event of termination pursuant to this Section 7.06, the Executive shall have only the entitlements that apply in accordance with Section 7.07 below.

7.07
Compensation and Benefits on Any Termination

        Upon any termination of Executive's employment hereunder, the Executive shall be entitled to:

  (a)
  Any unpaid Base Salary through the date of termination;

  (b)
  Unused vacation days accrued through the date of termination; and

  (c)
  Any amounts due under Section 1.05.

7.08
Payments upon Termination without Cause or for Good Reason

        In the event of a termination of the Executive's employment hereunder in accordance with Section 7.04 or 7.05 that is not covered by Section 8 then the provisions set out in clauses (a) through (d) immediately following shall apply.

  (a)
  If such termination occurs during the Initial Term, subject to Section 2.07, the Company shall pay to the Executive an amount equal to his Base Salary at the rate in effect on the date of the termination for the remainder of the Initial Term; provided, however, that the amount payable to Executive in the event of such a termination during the Initial Term shall not be less than the greater of (i) (12) months of the aforementioned Base Salary or (ii) one month of that Base Salary for every full or partial year of service with the Company since the Start Date.

  (b)
  If such termination occurs upon the expiration of or following the expiration of the Initial Term, the Company shall pay to the Executive an amount equal to the greater of (i) twelve (12) months of Base Salary at the rate in effect on the date of the termination or (ii) one month of that Base Salary for every full or partial year of service with the Company since the Start Date.

  (c)
  The payments provided for in Subsections (a) and/or (b) of this Section 7.08 shall, at the Company's election, be payable to Executive in installments in accordance with the regular payroll practices of the Company for such period of time as the payment represents (the "Severance Period") or in a lump-sum payment immediately following the date the Release (as defined below) becomes effective.

  (d)
  Provided Executive is eligible for and timely elects to continue group health insurance coverage for himself and, if applicable, his family, under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), the Company shall directly pay the cost of continuing group health insurance for Executive and, if applicable, his family under COBRA until the earlier of:

  (i)
  The expiration of the Severance Period or, if payment is made on a lump-sum basis, the expiration of the period of time represented by such payment as measured by Executive's Base Salary; and

  (ii)
  The date Executive ceases for any reason to be eligible for continuation of group health insurance coverage under COBRA.

7.09
Requirement for Executive's General Release

        The compensation and benefits provided for in Section 7.08 are in lieu of any severance, salary or income continuation or protection under any other Company plan, program or policy that may now or hereafter exist and shall be deemed to satisfy and be in full and final settlement of all obligations to the Executive under this Agreement or any other agreement with Executive. In order to be eligible to receive these payments and benefits the Executive must:

  (a)
  On or before the twenty-first (21st) day following Executive's receipt of same from the Company, execute and deliver a full, general release of any and all claims the Executive may have against the Company and its Affiliates, and their respective officers, directors, employees, shareholders, agents, successors and assigns (the "Released Parties") with respect to matters covered by this Agreement or otherwise arising out of, related to or concerning the termination of his employment, arising through the date the release is executed, and a covenant not to sue the Released Parties in a form substantially similar to that attached as Exhibit A hereto (the "Release"), and

  (b)
  Be and remain in full compliance with his obligations under Sections 3, 4 and 5 of this Agreement.

7.10
Effect of Termination of Employment

        Notwithstanding anything to the contrary contained herein, to the extent contemplated by this Agreement, the respective rights and obligations of the Parties shall survive any termination of the Executive's employment hereunder and shall remain in full force and effect to the extent necessary to preserve such rights and obligations.

7.11
No Mitigation or Offset

        In the event of any termination of his employment hereunder, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain. Except as otherwise expressly provided in this Agreement, the Company's obligation to make the payments provided for and otherwise to perform its obligations under Sections 7 and 8 shall not be affected by any offset, counterclaim, attempt to recoup, defense or other right that the Company may have against the Executive, whether by reason of subsequent employment or otherwise; provided, however, that the Company shall have no further obligations for payment or other performance with respect to Sections 7 and 8 upon the Executive's breach of any provision of Sections 3, 4 or 5 hereof.

8.    CHANGE OF CONTROL

8.01
Definition of Change of Control

        For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if, after the Effective Date of this Agreement, there shall occur any of the events or conditions described in clauses (a) through (d) immediately following.

  (a)
  A "Person", defined as in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), becomes the "Beneficial Owner", defined as in Section 13(d) of the Exchange Act, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then-outstanding voting securities (such Person thereby being a "50% Shareholder"); provided, however, that a Change of Control shall not be deemed to have occurred and such Person shall not be considered a 50% Shareholder if that Person is:

  (i)
  The Company or an entity directly or indirectly controlled by the Company;

  (ii)
  A trustee or other fiduciary holding securities under an employee benefit plan of the Company or another entity that is part of the same control group of the Company as defined in Section 414(b) or (c) of the Internal Revenue Code, as amended, and/or Section 4001(b) of the Employee Retirement Income Security Act ("ERISA");

  (iii)
  A company owned, directly or indirectly, solely by shareholders of the Company in substantially the same proportions with respect to each other as their ownership of voting securities of the Company; or

  (iv)
  The Beneficial Owner, directly or indirectly, of securities of the Company representing 5% or more of the combined voting power of the Company's outstanding voting securities as of the Effective Date.

  (b)
  The Continuing Directors (as defined immediately following) cease for any reason to constitute at least a majority of the Board of Directors. For the purposes of this Agreement, "Continuing Directors" shall be defined to include:

  (i)
  The directors making up the Board of Directors as of the Effective Date hereof; and

  (ii)
  Any new director whose election by the Board of Directors or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the Continuing Directors then still in office; provided, however, that such new director will not be considered a Continuing Director for the purposes of this definition if that new director is, or is designated by or is affiliated in any way with a 50% Shareholder or with any Person who is or at any time becomes party to a Restructuring Transaction or Liquidation Transaction (as defined hereinafter).

  (c)
  The shareholders or Board of Directors of the Company approve a merger, consolidation, recapitalization, or reorganization of the Company, or to reverse split any class of voting securities of the Company (each a "Restructuring Transaction"); or the Company actually consummates such a Restructuring Transaction; provided, however, that a Change of Control shall not be deemed to have occurred:

  (i)
  If more than 50% of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after a Restructuring Transaction are Beneficially Owned by Persons who together Beneficially Owned at least 50% of the combined voting power of the voting securities of the Company outstanding immediately prior to such Restructuring Transaction, with the relative voting power of each such continuing holder compared to the voting power of each other continuing holder not substantially altered as a result of the Restructuring Transaction; or

    (ii)
    If consummation of a Restructuring Transaction, at the time of its approval by shareholders or Board of Directors, is subject to the consent of any government or governmental agency or to approval of the shareholders of another entity or to any other material contingency, then not until such time as all required consents and approvals have been obtained and any other material contingencies have been satisfied.

  (d)
  The shareholders or Board of Directors of the Company approve a liquidation of the Company or to sell or otherwise dispose of all or substantially all of the Company's assets (each a "Liquidation Transaction"); provided, however, that if consummation of a Liquidation Transaction is subject at the time of its approval by shareholders or the Board of Directors to the consent of any government or governmental agency or to approval of the shareholders of another entity or to any other material contingency, then no Change of Control shall be deemed to have occurred until such time as such consents and approvals have been obtained and any other material contingencies have been satisfied.

8.02
Payment in the Event of a Change of Control

        In the event the Company or any successor or assign thereof shall terminate this Agreement or Executive's employment for any reason other than the Executive's Death, Disability or Cause (as defined respectively in Sections 7.01, 7.02 and 7.06 hereof) or the Executive shall terminate this Agreement or his employment for Good Reason (as defined in Section 7.05 hereof), in either case within twelve (12) months following the Effective Date of a Change of Control (as defined below), the Company, successor or assign thereto shall pay to Executive amounts due under Section 7.07 and a lump-sum amount as follows:

  (a)
  If both the Change of Control and termination occur within the Initial Term, subject to Section 2.07, the Company, successor or assign thereto shall pay to Executive a lump-sum amount equal to three (3) years of his Base Salary; or

  (b)
  If either the Change of Control or the termination occur upon the expiration of or following the expiration of the Initial Term, the Company, successor or assign thereto shall pay to Executive a lump-sum amount equal to two (2) years of his Base Salary.

        The Effective Date of the Change of Control under subsections 8.01(a) and 8.01(b) shall for purposes of this Section 8.02 (subject to meeting all other conditions therefor) be respectively the date a Person becomes a 50% Shareholder or the date the Continuing Directors cease to constitute at least a majority of the Board of Directors. The Effective Date of the Change of Control under subsections 8.01(c) and (d) shall for purposes of this Section 8.02 be the date the Restructuring Transaction or Liquidation Transaction has been approved by the shareholders or Board of Directors and all required consents and approvals have been obtained and any other material contingencies have been satisfied. In the event such transaction is not consummated for any reason, no Change of Control shall be deemed to have occurred.

8.03
Payment In Lieu of Other Benefits

        The compensation and benefits provided for in this Section 8 are in lieu of any severance, salary or income continuation or protection under any other Company plan, program or policy that may now or hereafter exist, and are in lieu of any payments or benefits otherwise payable under Section 7 of this Agreement (other than under Section 7.07) and shall be deemed to satisfy and be in full and final settlement of all obligations to the Executive under this Agreement or any other agreement with Executive. In order to be eligible to receive these payments and benefits the Executive must:

  (a)
  On or before the twenty-first (21st) day it is presented to Executive, execute and deliver a Release of any and all claims the Executive may have against the Released Parties with respect to matters covered by this Agreement or otherwise arising out of, related to or concerning the termination of his employment, arising through the date the release is executed, and a covenant not to sue the Released Parties in a form substantially similar to that attached as Exhibit A hereto, and

  (b)
  Be and remain in full compliance with his obligations under Sections 3, 4 and 5 of this Agreement.

9.    INDEMNIFICATION

        The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer, employee, agent, manager, consultant or representative of the Company or an Affiliate or is or was serving at the request of the Company or an Affiliate as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust, enterprise, or other Person, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall promptly be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or by resolutions of the Board.

10.    NOTICE

10.01
Delivery

        Any notice, consent, demand, request, or other communication given to a Party in connection with this Agreement shall be in writing and shall be deemed to have been given to such Party:

  (a)
  When delivered personally to such Party, or

  (b)
  Provided that a written acknowledgment of receipt is obtained, five days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such Party (or to such other address as such Party shall have specified by ten days' advance notice given in accordance with this Section 10), or

  (c)
  In the case of the Company only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have specified by ten days' advance notice given in accordance with this Section 10), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 10.

10.02
Address of the Company

  Metromedia International Group, Inc.
  8000 Tower Point Drive
  Charlotte, N.C. 28227
  Attention: President
  FAX: 212-527-3994

10.03
Address of the Executive

  Bryce Dean Elledge
  1805 English Oak Court
  Greenville, North Carolina 27858

11.    ASSIGNMENT AND SUCCESSORS

11.01
Assignment

        No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the business and assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law; provided, however, that the Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following his death by giving the Company written notice thereof.

11.02
Successors

        To the extent applicable, this Agreement shall be binding upon and inure to the benefit of, the successors and assigns, devises, heirs, next of kin, executors and administrators of the Executive. In the event of the Executive's death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his legal representative, or, where appropriate, to his beneficiary or beneficiaries.

11.03
Requirement for Written Consent

        Except as provided in this Section 11, neither Party may transfer or assign its rights or interests under this Agreement without the other Party's prior written consent.

12.    REPRESENTATIONS AND WARRANTIES

12.01
Company Representations

        The Company represents and warrants to the Executive that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been fully and validly authorized by the Board of Directors and by any other Party or body whose action is required. The Company further represents and warrants that the Compensation Committee of the Board of Directors has approved, as required under Section 2.03 hereof, the Executive's compensation arrangements as set forth herein.

12.02
Executive Representations

        The Executive represents and warrants that the execution, delivery and performance of this Agreement do not violate any other agreement or arrangement to which he is a party.

13.    OTHER TERMS

13.01
Applicable Law

        This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of North Carolina, without regard to conflicts of law principles.

13.02
Counterparts

        This Agreement may be executed (including by facsimile signature) in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.03
Headings

        The headings of the Sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

13.04
Entire Agreement

        This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof, supersedes all prior discussions, agreements and understandings of every kind between the Parties relating to this Agreement and may be modified only by a written document that is signed by the Party against whom enforcement of any waiver, change, modification, extension or discharge is sought and that specifically refers to this Agreement and to the terms or provisions being modified or waived. The waiver of any breach of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which it is given and shall not operate or be construed as a waiver of any subsequent breach thereof. In the event of any inconsistency between this Agreement and any plan, employee handbook, personnel manual, program, policy, arrangement or agreement of the Company, the provisions of this Agreement shall control unless the Executive otherwise agrees in a signed writing that expressly refers to this Agreement and to the provision whose control he is waiving.

13.05
Severability

        If any provision of this Agreement shall be determined to be prohibited by or invalid under applicable law, or otherwise determined to be unenforceable, then the Parties agree that it is their intent that such provision shall be reformed and modified in a manner that will render it enforceable and valid provided that any such reformation or modification shall not be inconsistent with the original purpose and intent of the provision. The invalidation of any provision or any portion of any provision of this Agreement shall not affect the remainder of such provision or the remaining provisions of this Agreement.

        [Remainder of this page intentionally left blank]

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on October 6, 2003 to be effective as of October 1, 2003.

FOR METROMEDIA INTERNATIONAL GROUP, INC.:

/s/ MARK S. HAUF
Name:
Title:

FOR EXECUTIVE:

/s/ BRYCE DEAN ELLEDGE Bryce Dean Elledge

EXHIBIT A

EXHIBIT A—CONFIDENTIAL GENERAL RELEASE

        This CONFIDENTIAL GENERAL RELEASE (the "Agreement") is made this    day of                        , (the "Effective Date") by and between:

  Metromedia International Group, Inc., A Delaware Corporation (together with its successors and assigns the "Company"); and

  Bryce Dean Elledge (the "Executive" and with the Company each a "Party" and together the "Parties").

Recitals

        WHEREAS, under the terms of the Employment Agreement, dated as of                        , by and between Executive and Company (the "Employment Agreement"), Executive is entitled to certain payments upon the satisfaction of certain contingencies which have occurred,

        NOW, THEREFORE, in consideration of the above recital and in further consideration of the mutual promises and covenants set forth below, the parties hereto, intending to be legally bound, hereby agree as follows.

1.     GENERAL RELEASE

  In return for the good and valuable consideration provided in the Employment Agreement, Executive, on behalf of himself, his heirs, executors, administrators, successors and assigns (collectively referred to as the "Releasing Executive"), hereby releases and discharges the Company, its Affiliates (as such term is defined in the Employment Agreement), and their respective officers, directors, employees, shareholders, agents, successors and assigns (collectively referred to as "the Released Company"), from any and all actions or causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which against the Released Company, the Releasing Executive ever had, now has or hereafter, can, shall or may have against the Released Company through the date Executive executes this Agreement, including for, upon, or by reason of Executive's employment or termination of employment with the Released Company and any disagreements with respect to such employment through the day he executes this Agreement, including any claim of wrongful discharge or other tort, and all rights under federal, state or local law, including those that prohibit race, sex, age, religion, national origin, handicap, disability or other forms of discrimination, including but not limited to, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, any state or local human rights laws, and all claims under the Workers' Compensation laws, the Equal Pay Act, the National Labor Relations Act, as amended, the Americans with Disabilities Act, the Federal Rehabilitation Act, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act, and claims arising under any contract, side letter, offer letter, policy, practice, program or plan, including claims for severance pay, incentive compensation, change in control payments, bonus, or other compensation or benefits.

2.     OTHER TERMS

2.01
Review Period

  Executive acknowledges that he has been advised in writing to consult with an attorney prior to signing this Agreement. He also understands that he shall have up to twenty-one (21) days within which to review and consider this Agreement.

2.02
Revocation Period

  Executive shall have up to seven (7) days following his execution of this Agreement to revoke it by notifying                        in writing of such revocation. Should Executive fail to revoke it within the time period specified herein, this Agreement shall become final and binding upon the eighth (8th) day following its execution (the "Effective Date").

2.03
Governing Law and Jurisdiction

  This Agreement shall be governed by and construed under the laws of the State of North Carolina without giving effect to the conflicts of laws principles of such State. The parties agree to submit to the jurisdiction of state and federal courts in North Carolina for the purposes of enforcing and/or resolving any disputes arising under this Agreement.

2.04
No Modification

  This Agreement shall not be modified or discharged, in whole or in part, except by agreement in writing signed by the parties hereto.

[Remainder of this page intentionally left blank]

2

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the first date written above.

FOR Metromedia International Group, Inc.:

Name: Title:

FOR EXECUTIVE:

3

QuickLinks

  Exhibit 99.3
Table of Contents
EMPLOYMENT AGREEMENT
RECITALS
  EXHIBIT A
EXHIBIT A—CONFIDENTIAL GENERAL RELEASE
Recitals